Exhibit 99.1

Contact: ALCS Media Relations

(804) 484-8897

With UST Integration Progressing Smoothly, Altria Announces

Departure of Vice Chair Murray Kessler

RICHMOND, Va.—June 26, 2009 – Altria Group, Inc. (Altria) today announced that Murray S. Kessler, Vice Chair of Altria and President and Chief Executive Officer of UST LLC (UST), will leave the company at the end of June, having overseen the completion of the key elements of UST’s integration into Altria. Following Altria’s acquisition of UST, Mr. Kessler agreed to stay on to oversee the integration and help complete the transition.

Since closing the transaction in January, Altria has successfully completed several important integration milestones, including:

•	Identifying an additional $50 million in integration cost savings, taking Altria’s estimated integration cost savings target to $300 million;

•

Consolidating the U.S. Smokeless Tobacco Brands and Philip Morris USA (PM USA) sales forces into a new entity, the Altria Sales & Distribution Inc., which now services all of Altria’s tobacco businesses with an organization approximately the same size as PM USA’s sales force prior to the acquisition; and

•	Relocating the U.S. Smokeless Tobacco Company’s (USSTC) headquarters to Richmond, Virginia.

“Thanks to Murray’s leadership, the integration of UST and its subsidiaries into the Altria family of companies has gone smoothly,” said Michael E. Szymanczyk, Chairman and Chief Executive Officer of Altria, “and we remain on-track to deliver an estimated $300 million in integration cost savings by 2011. We thank Murray for his efforts and wish him well in the future.”

“The UST integration has gone exceptionally well thanks to a tremendous team effort by all involved,” said Mr. Kessler. “I am confident that USSTC and Ste. Michelle Wine Estates are in great hands and have a bright future.” Upon Mr. Kessler’s departure, Dan Butler, President of USSTC, will report to Craig Johnson, Executive Vice President, Altria, who will continue to lead

PM USA as its President and also will provide oversight to Altria’s other tobacco operating companies and the newly created sales and distribution and consumer engagement companies.

About Altria

Altria directly or indirectly owns 100% of each of Philip Morris USA (PM USA), U.S. Smokeless Tobacco Company (USSTC), John Middleton Co. (Middleton), Ste. Michelle Wine Estates (SMWE), and Philip Morris Capital Corporation (PMCC). In addition, Altria holds a continuing economic and voting interest in SABMiller plc. The brand portfolios of Altria’s tobacco operating companies include such well-known names as Marlboro, Copenhagen, Skoal and Black & Mild. SMWE produces and markets premium wines sold under 20 different labels including Chateau Ste. Michelle, Columbia Crest, Stag’s Leap Wine Cellars and Erath, as well as exclusively distributes and markets Antinori products in the United States. Trademarks and service marks related to Altria or its operating companies referenced in this release are the property of, or licensed by, Altria or its subsidiaries. More information about Altria is available at www.altria.com.